CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and

Statement of Additional Information constituting parts of this Post-Effective

Amendment No. 12 to the registration statement on Form N-1A (the

"Registration Statement") of our report dated January 21, 2003, relating to the financial statements and financial highlights appearing in the

December 31, 2002 Annual Report to Shareholders of T. Rowe Price

Limited-Term Bond Portfolio and T. Rowe Price Prime Reserve Portfolio

(comprising T. Rowe Price Fixed Income Series, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights"

in the Prospectus and under the heading "Independent Accountants" in the

Statement of Additional Information.

sPricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 23, 2003